 Exhibit 5.1

ATTORNEYS AT LAW

February 10, 2020

Celsius Holdings, Inc.

2424 N. Federal Highway, Suite 208

Boca Raton, Florida 33431

Ladies and Gentlemen:

We are acting as counsel to Celsius Holdings, Inc., a Nevada corporation (the “Company”), in connection with a registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company. The Registration Statement relates to the sale from time to time, of 37,792,209 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”) to be sold by certain shareholders of the Company (the “Selling Shareholders”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements and certificates of officers of the Company.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, with respect to the Shares to be offered by the Selling Shareholders pursuant to the Registration Statement, such Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the applicable provisions of the Nevada Revised Statutes and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Gutiérrez Bergman Boulris, PLLC

Gutiérrez Bergman Boulris, PLLC

901 Ponce de Leon Blvd., Suite 303 | Coral Gables, FL 33134

Office: (305) 358-5100 | Fax: (888) 281-1829